Exhibit 10.3

DENVER CITY CENTER

OFFICE LEASE

SRI TEN DCC LLC,
a Delaware limited liability company,
Landlord

and

SALT LENDING HOLDINGS, INC.,
a Delaware corporation,

Tenant

DATED AS OF: April 24, 2018

TABLE OF CONTENTS

Page

1.	Premises	1
2.	Certain Basic Lease Terms	1
3.	Term; Delivery of Possession of Premises	3
4.	Premises “As Is”; Initial Alterations: Alterations Allowance; Early Access	3
5.	Monthly Rent	6
6.	Security Deposit	7
7.	Additional Rent: Increases in Operating Expenses and Tax Expenses	9
8.	Use of Premises: Compliance with Law	14
9.	Alterations and Restoration	16
10.	Repair	17
11.	Abandonment	18
12.	Liens	18
13.	Assignment and Subletting	18
14.	Indemnification of Landlord	24
15.	Insurance	25
16.	Mutual Waiver of Subrogation Rights	27
17.	Utilities	28
18.	Personal Properly and Other Taxes	30
19.	Rules and Regulations	30
20.	Surrender; Holding Over	31
21.	Subordination and Attornment	32
22.	Financing Conditions	32
23.	Entry by Landlord	33
24.	Insolvency or Bankruptcy	33
25.	Default and Remedies	34
26.	Damage or Destruction	37
27.	Eminent Domain	37
28.	Landlord’s Liability; Sale of Building	38
29.	Estoppel Certificates	39
30.	Right of Landlord to Perform	39
31.	Late Charge; Late Payment	40
32.	Attorneys’ Fees: Waiver of Jury Trial	40
33.	Waiver	41
34.	Notices	41
35.	Notice of Surrender	41
36.	Defined Terms and Marginal Pleadings	42
37.	Time and Applicable Law	42
38.	Successors	42
39.	Entire Agreement, Modifications	42
40.	Light and Air	42
41.	Name of Building	43
42.	Severability	43
43.	Authority	43
44.	No Offer	43

45.	Real Estate Broker	43
46.	Consents and Approvals	44
47.	Reserved Rights	44
48.	Financial Statements	45
49.	Substitution of Premises	45
50.	Nondisclosure of Lease Terms	45
51.	Signage Rights	45
52.	Parking	46
53.	Transportation Management	47
54.	Renovation of the Project and Other Improvements	47
55.	Quiet Enjoyment	48
56.	No Discrimination	48
57.	Renewal Option	48
58.	Right of First Offer	50
59.	Temporary Space	51
60.	Tenant’s Security; Secured Access Areas	52

LEASE

THIS LEASE is made as of the 24th day of April, 2018 (the “Execution Date”), between SRI TEN DCC LLC, a Delaware limited liability company (“Landlord”), and SALT LENDING HOLDINGS, INC., a Delaware corporation (“Tenant”).

1.    Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building (the “Building”) located at 707 Seventeenth Street, Denver, Colorado. The Building, the parcel(s) of land (the “Land”) on which the Building is located and the other improvements on the Land (including the walkways and landscaping) are referred to herein as the “Real Property.” The Real Property is a part of the office and retail project (which includes rights to portions of two (2) parking garages) commonly known as Denver City Center (the “Project”).

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building, as well as the common areas of the other portions of the Project that are pertinent to Tenant’s occupancy and use of the Premises. Tenant shall comply with all recorded covenants, conditions and restrictions currently or hereinafter affecting the Project (the “CC&R’s”) and agrees that this Lease shall be subject and subordinate thereto; provided, however, that Landlord represents and warrants that no such CC&R’s shall have a material adverse effect on Tenant’s ability to use the Premises for the Business of Tenant (as defined in Paragraph 2.f. below). All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

2.    Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a.

Floor(s) on which the Premises are located: forty-two (42). The Premises are currently designated as Suite 4200, which designation may be subject to change by Landlord upon written notice to Tenant. Landlord and Tenant agree that for the purpose of this Lease, the Premises shall be deemed to contain 25,523 rentable square feet of space.

b.

Lease term: Approximately six (6) years and two (2) months, commencing on the earlier of (i) one hundred twenty (120) days following the Delivery Date (subject to and as defined in Paragraph 4.c. below) and (ii) the date that Tenant first occupies the Premises for the purposes of conducting business operations therein (such earlier date, the “Commencement Date”), and ending on the last day of the seventy-fourth (74th) full calendar month thereafter (the “Expiration Date”).

c.	Monthly Rent:

Months* 1- 2: (the “Abated Rent Period”)	Free/Abated

Months 3 - 11: (the “First Reduced Rent Period”)	$25.00/RSF/year ($35,416.67 per month)

Months 12 - 16: (the “Second Reduced Rent Period”)	$25.75/RSF/year ($47,208.33 per month)

Months 17 - 28:	$26.50/RSF/year ($56,363.29 per month)

Months 29 - 40:	$27.25/RSF/year ($57,958.48 per month)

Months 41 - 52:	$28.00/RSF/year ($59,553.67 per month)

Months 53 - 64:	$28.75/RSF/year ($61,148.85 per month)

Months 65 - 74:	$29.50/RSF/year ($62,744.04 per month)

* When used herein the term “Month” means a calendar month. If the Commencement Date occurs other than on the first day of a calendar month, “Month 1” will mean the calendar month in which the Commencement Date occurs plus the next full calendar month, and all succeeding “Months” shall be full calendar months. In such event, the Abated Rent Period will be automatically adjusted to be two (2) full calendar months (i.e., the partial and full calendar months constituting Month 1 and a portion of Month 2, with Monthly Rent for the remainder of Month 2 being appropriately pro-rated), and similar prorations will occur for the beginning and ending calendar months during the First Reduced Rent Period and Second Reduced Rent Period.

The foregoing Monthly Rent table is based on a reduced Monthly Rent for the Premises based only on 17,000 RSF during the First Reduced Rent Period and 22,000 RSF during the Second Reduced Rent Period, and the Monthly Rent during such periods reflects such reduced amounts.

d.

Security Deposit: Nine Hundred Thousand and No/100ths Dollars ($900,000.00), in the form of either a Temporary Cash Deposit or a Letter of Credit (as each of such terms is defined in Paragraph 6); provided, however, that if Tenant provides a Temporary Cash Deposit, it shall provide a Letter of Credit within sixty (60) days after the Execution Date and Landlord shall return the Temporary Cash Deposit, all as more fully set forth in Paragraph 6. Such Letter of Credit may thereafter be reduced as more fully set forth in Paragraph 6 hereof

e.

Tenant’s Share: 4.533% (based upon the Building’s area of 563,044 rentable square feet); provided, however, that during the First Reduced Rent Period Tenant’s Share shall be reduced to 3.019% and during the Second Reduced Rent Period Tenant’s Share shall be reduced to 3.907%.

f.	Business of Tenant: Finance and the making, brokerage and servicing of loans and the provision of related services and software development.

g.	Real estate broker(s): Newmark Knight Frank, as Tenant’s broker and Jones Lang LaSalle as Landlord’s broker.

3.    Term; Delivery of Possession of Premises.

a.    Term. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b.) and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.). Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming the Commencement Date and the Expiration Date.

b.    Delivery of Possession. Landlord shall deliver the Premises to Tenant on the Delivery Date (as defined in Paragraph 4.c. below). Notwithstanding the foregoing, in the event of a delay in such delivery for reasons beyond Landlord’s commercially reasonable control (“Force Majeure”), this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but Landlord shall cause the Delivery Date to occur as soon as commercially reasonably possible following the originally scheduled Delivery Date. Except as otherwise provided to the contrary in Paragraph 4.c below, no delay in the Delivery Date shall amend Tenant’s obligations under this Lease.

4.    Premises “As Is”; Initial Alterations: Alterations Allowance; Early Access.

a.    Premises “As-Is”; Initial Alterations. Except as otherwise provided herein, Tenant shall accept the Premises in their “as is” state and condition and, except as provided in Paragraphs 4.b. and 4.d. below, Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Premises or to otherwise prepare the Premises for Tenant’s occupancy. The parties acknowledge that Tenant intends to make certain alterations and improvements (the “Initial Alterations”) to the Premises prior to commencing business therein. The construction of the Initial Alterations shall be governed by Paragraph 9 below. Without limiting the generality of the foregoing, the Alteration Operations Fee provided for in Paragraph 9.a. below shall apply to the construction of the Initial Alterations, except that, with respect to the Initial Alterations only, the Alteration Operations Fee shall not exceed one percent (1%) of the cost of the Initial Alterations. In connection with the Initial Alterations, Landlord agrees that Tenant may utilize Elsy Architecture as its space planner, However, any other architects, space planners or engineers engaged by Tenant shall be subject to Landlord’s prior written approval (not to be unreasonably withheld). In addition, if Tenant desires to utilize an engineer other than Landlord’s designated Building engineers (the “Building Engineers”) for the preparation of mechanical, electrical and plumbing engineering drawings and Landlord approves Tenant’s requested engineer, Tenant acknowledges and agrees that it will pay the cost of review by the Building Engineers of all such mechanical, electrical and plumbing drawings, which shall be at market rates commensurate for what is charged by similar engineers for similarly-situated Class A office buildings similar to the Building, and in addition to the Alteration Operations Fee. The general contractor selected by Tenant to construct the Initial Alterations and approved by Landlord pursuant to Paragraph 9.a. below is referred to hereinafter as “Tenant’s Contractor.”

In no event shall Tenant or Tenant’s Contractor be given access to the Premises for purposes of constructing the Initial Alterations until the plans therefor have been approved by Landlord pursuant to Paragraph 9.a. below and Tenant has delivered to Landlord the insurance certificates required by Landlord in connection with the work and required under Paragraph 15 below. If Landlord is prepared to deliver the Premises to Tenant, but Tenant is not given access to the Premises for the purposes of constructing the Initial Alterations because the conditions of the immediately preceding sentence have not been satisfied, then Landlord shall be deemed to have delivered the Premises to Tenant on the date that Landlord was prepared to so deliver the Premises to Tenant and the Delivery Date will be deemed to have occurred on such date, notwithstanding the fact that Tenant and Tenant’s Contractor are not permitted access for purposes of construction until the aforementioned conditions are satisfied. Notwithstanding the foregoing, Tenant’s Contractor shall be allowed access to the Premises for purposes other than constructing the Initial Alterations provided the requisite insurance certificates have been delivered to Landlord.

b.    Alterations Allowance and Disbursement.

i.    Alterations Allowance. Notwithstanding anything to the contrary in Paragraph 9 below, Landlord shall contribute toward the cost of the design, construction and installation of the Initial Alterations (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee provided for in Paragraph 9.a. below) an amount not to exceed One Million Seventy-One Thousand Nine Hundred Sixty-Six and No/100ths Dollars ($1,071,966.00) (the “Alterations Allowance”). No portion of the Alterations Allowance may (A) be applied to the cost of equipment, trade fixtures, moving expenses, furniture, signage or cabling, (B) be applied to any portion of the Premises which is then the subject of a sublease, or (C) be used to prepare any portion of the Premises for a proposed subtenant or assignee. Notwithstanding anything to the contrary herein, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the Alterations Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement, but Tenant shall be entitled to receive the subject disbursement after such default is cured, subject to Tenant complying with all other conditions for the disbursement provided for herein within the Availability Period (as defined below). Notwithstanding anything to the contrary in this Paragraph 4.b., the Alterations Allowance shall be available for disbursement pursuant to the terms hereof only during the fifteen (15) month period (the “Availability Period”) commencing on the Delivery Date. Accordingly, if any portion of the Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the end of the Availability Period, such unused portion shall be forfeited by Tenant.

ii.    Disbursement of Landlord’s Alterations Allowance. Landlord shall disburse the Alterations Allowance directly to Tenant’s Contractor and/or to the applicable subcontractors, as Landlord and Tenant shall determine. Landlord’s disbursements shall be on a monthly basis and shall be made within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) a written approval from Tenant’s architect certifying that the work evidenced by such invoices has been performed in accordance with the plans approved by Landlord pursuant to Paragraph 9.a. below, (C) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (D) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable law). No payment will be made for materials or supplies not located in the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until the earlier of expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable law) from Tenant’s Contractor and all subcontractors and suppliers involved in the Initial Alterations.

Tenant shall pay for all costs of the construction of the Initial Alterations in excess of the Alterations Allowance (the “Excess Cost”). Based on the estimated cost of the construction of the Initial Alterations, as shown on the budget for the construction of the Initial Alterations (as reasonably approved by Landlord and Tenant) (the “Estimated Costs”), the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction, with such payments being made directly to Tenant’s Contractor and/or the applicable subcontractors. At such time as the Alterations Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, which payments shall be made in installments as construction progresses directly to Tenant’s Contractor and/or the applicable subcontractors. Tenant shall furnish to Landlord copies of receipted invoices for all payments made directly by Tenant for the costs of the Initial Alterations and such waivers of lien rights as Landlord may reasonably require.

Notwithstanding anything to the contrary above, at the time Landlord makes any disbursement of the Alterations Allowance for application to the Initial Alterations, Landlord shall retain from the Alterations Allowance, as a partial payment of the Alteration Operations Fee, a proportionate amount of the Alteration Operations Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to ensure that the entire Alteration Operations Fee is retained over the course of construction of the Initial Alterations on a prorata basis. At such time as the Alterations Allowance has been entirely disbursed, Tenant shall, within thirty (30) days of written demand, pay to Landlord the remainder, if any, of the Alteration Operations Fee not yet paid to Landlord. Upon Landlord’s written request, Tenant shall notify Landlord in writing of the total cost of the Initial Alterations so that Landlord can determine the total Alteration Operations Fee.

c.    Early Access. Notwithstanding anything to the contrary in this Lease, Landlord shall deliver the Premises to Tenant in Base Building Condition (hereinafter defined) but otherwise in its as-is condition so that Tenant can commence the construction of the Initial Alterations pursuant to this Paragraph 4. Landlord estimates that it will deliver the Premises to Tenant ninety (90) days after the date of mutual execution and delivery of this Lease (the “Estimated Delivery Date”), however, in no event will the Commencement Date occur earlier than two hundred ten (210) days after mutual execution and delivery of this Lease, unless Tenant commences business operations from within the Premises within 210 days of such mutual lease execution and delivery. The actual date of delivery of the Premises to Tenant in Base Building Condition is referred to herein as the “Delivery Date.” All of the terms and conditions of this Lease shall apply during the period commencing on the Delivery Date and ending concurrently with the Commencement Date of this Lease (the “Early Access Period”), except that no Monthly Rent or payments under Paragraph 7 below shall be due during such Early Access Period. Notwithstanding the foregoing: (i) if the Delivery Date has not occurred within ninety (90) days following the Estimated Delivery Date (the “First Outside Delivery Date”), unless such failure is due to a delay caused by Tenant or any Tenant Parties (as defined below) (“Tenant Delay”) or Force Majeure, then Tenant shall be entitled, as its sole and exclusive remedy for such delay, to an extension of the Abated Rent Period for one (1) day for each day after the First Outside Delivery Date until the Delivery Date; and (ii) if the Delivery Date has not occurred within one hundred twenty (120) days after the Estimated Delivery Date (the “Second Outside Delivery Date”), unless such failure is due to a Tenant Delay or Force Majeure, Tenant shall have the option, in Tenant’s sole discretion, of either continuing with an extension of the Abated Rent Period or, in lieu thereof, to terminate this Lease at any time after the Second Outside Delivery Date and prior to the Delivery Date. When used herein, “Base Building Condition” shall mean that the Building’s roof system, structure and all other Building standard systems (mechanical, electrical, plumbing, HVAC and life safety systems) are in good working order.

d.    Space Plan Allowance. In addition to the Alterations Allowance, Landlord shall provide Tenant with an amount not to exceed Three Thousand Sixty-Two and 76/100ths Dollars ($3,062.76) ($0.12/RSF of the Premises) (the “Space Plan Allowance”) to be applied by Tenant to Tenant’s space planning costs. The Space Plan Allowance shall be disbursed by Landlord following Landlord’s receipt from Tenant of the written invoice for the work from Tenant’s architect or space planner, in form reasonably acceptable to Landlord. In no event shall Tenant be entitled to receive the Space Plan Allowance if Tenant is in breach of any provision of the Lease beyond the expiration of any applicable notice and cure periods.

5.    Monthly Rent.

a.    Commencing as of the Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. If Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a Colorado financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent shall have commenced hereunder, which amount shall be applied to the Monthly Rent first due and payable hereunder.

b.    All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c.    Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law. Failure by Tenant to pay rent when due, including any interest accrued under this subparagraph, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

d.    No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

6.    Security Deposit. Upon execution of this Lease, Tenant shall deliver to Landlord either a cash deposit (“Temporary Cash Deposit”) or a letter of credit for the benefit of Landlord (“Letter of Credit”) in the amount specified in Paragraph 2.d. above as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease (such deposit, whether in the form of a Temporary Cash Deposit or Letter of Credit, being referred to generally herein as the “Security Deposit”). Subject to the terms set forth in this Paragraph 6, Tenant shall have the right to replace the Letter of Credit as of each Reduction Date (as hereinafter defined) with a new Letter of Credit in the Reduced Deposit Amount (as hereinafter defined).

a.    Terms Regarding Letter of Credit. If Tenant elects to provide a Letter of Credit, such Letter of Credit shall be irrevocable and unconditional, shall be addressed to Landlord (and/or any other beneficiary designated by Landlord), issued in a form and substance and by a financial institution approved by Landlord, in Landlord’s commercially reasonable discretion, and shall be transferable one or more times by Landlord without the consent of Tenant. In the event that the term of the Letter of Credit obtained by Tenant is less than the Lease term plus thirty (30) days, Tenant shall provide to Landlord, sixty (60) days prior to the expiration of the term of the Letter of Credit, a substitute Letter of Credit, in the amount then required under this Lease, in form, scope, and substance satisfactory to Landlord, all in its sole discretion, for the duration of the Lease term plus thirty (30) days. Tenant agrees to pay upon Landlord’s request, any and all costs or fees charged by the issuing bank in connection with the Letter of Credit that arise due to: (i) Landlord’s sale or transfer of the Building or Real Property; or (ii) the addition, deletion, or modification of any beneficiary under the Letter of Credit. The bank issuing the Letter of Credit shall have banking offices in the city in which the Building is located, at which offices the Letter of Credit may be drawn. Tenant agrees that upon any Event of Default by Tenant under the terms and provisions of this Lease, including the failure of Tenant to timely deliver any replacement Letter of Credit (which shall constitute an immediate Event of Default, without the necessity of any notice or cure periods), Landlord shall have the right to receive payment under any Letter of Credit of the entire amount of such Letter of Credit at such time, and any such amounts received by Landlord shall be held by Landlord and applied in accordance with this Lease in the same manner as the Temporary Cash Deposit.

b.    Terms Regarding Temporary Cash Deposit: Substitution of Letter of Credit. If Tenant elects to provide a Temporary Cash Deposit, such Temporary Cash Deposit shall not constitute an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s default. Landlord shall not be required to segregate the Temporary Cash Deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required to) use the Temporary Cash Deposit or any portion thereof to cure any Event of Default or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Temporary Cash Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. In such event and upon written notice from Landlord to Tenant specifying the amount of the Temporary Cash Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Temporary Cash Deposit to an amount equal to one hundred ten percent (110%) of the amount specified in Paragraph 2.d. as the same may have been increased by prior applications of this Paragraph 6. Tenant’s failure to make such payment to Landlord within ten (10) days of Landlord’s notice shall constitute an Event of Default. No holder of a Superior Interest (as defined in Paragraph 21 below), nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Tenant for the Cash Deposit unless and only to the extent such holder or purchaser shall have actually received the same. Tenant acknowledges and agrees that the Temporary Cash Deposit is intended to be a short-term Security Deposit pending finalizing any Letter of Credit, if the Letter of Credit is not finalized by the Execution Date. Therefore, if Tenant elects to provide a Temporary Cash Deposit, within sixty (60) days after the Execution Date, Tenant shall provide a Letter of Credit in the same amount as the Temporary Cash Deposit, on the terms and conditions contained in subparagraph (a) above, and within thirty (30) days after receipt of the Letter of Credit, Landlord will return the Temporary Cash Deposit to Tenant.

c.    Reduction in Letter of Letter of Credit. Notwithstanding the foregoing, if between the date of this Lease and each Reduction Date (herein so called) set forth below no Event of Default shall have occurred hereunder, Tenant shall be entitled to replace the Letter of Credit with a new Letter of Credit in the Reduced Deposit Amount (herein so called). Each new Letter of Credit in the Reduced Deposit Amount shall be subject to all of the terms and conditions set forth in Paragraph 6.a above, except that the amount shall be the Reduced Deposit Amount. In no event shall Tenant have the right to reduce the amount of the Letter of Credit if any Event of Default occurs hereunder prior to the any applicable Reduction Date.

Reduction Date	Letter of Credit Reduced Deposit Amount
Beginning of Month 28	$680,000.00
Beginning of Month 40	$510,000.00
Beginning of Month 52	$340,000.00
Beginning of Month 64	$170,000.00

Notwithstanding anything to the contrary above, if additional space is added to the Premises after the date hereof, then the amount of the Security Deposit provided for above shall, effective no later than fifteen (15) days after the Lease commencement date as to the subject additional space, be increased so that, based on the new total rentable square footage of the Premises (with the additional space added thereto) the amount of the Security Deposit is the same amount per rentable square foot of the Premises that was in effect on the date immediately prior to the date the subject additional space was added to the Premises.

7.    Additional Rent: Increases in Operating Expenses and Tax Expenses.

a.    Operating Expenses. Tenant shall pay to Landlord, at the times hereinafter-set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of the Operating Expenses (as defined below) incurred by Landlord in each calendar year (or portion thereof) during the Lease term, The amounts payable under this Paragraph 7.a, and Paragraph 7.b. below are termed “Additional Rent” herein. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the estimated Additional Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Additional Rent shall have commenced hereunder, which amount shall be applied to the Additional Rent first due and payable hereunder. Notwithstanding anything to the contrary contained in this Paragraph 7.a or 7.b below, Additional Rent shall be abated in its entirety during the Abated Rent Period.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to non-executive employees of Landlord or its agents directly engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such non-executive employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees for the Project; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees (not to exceed three percent (3%) of the gross revenues of the Building) and expenses; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Real Property; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses pertaining to the management and operation of the Real Property; (14) fees and expenses for painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property; (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the date of this Lease in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirement”) with which the Real Property was not required to comply as of the Commencement Date; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses; (18) costs related to the operation of the Parking Facilities (as defined in Paragraph 53 below); (19) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in common areas of the Building or the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); provided, however, that leasing or rental costs of a rotating or other art program for the common areas of the Building or the Real Property shall be included in Operating Expenses; (20) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations; and (21) Building office rent or rental value. If the Real Property is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area declaration or similar agreement, then Operating Expenses shall include all fees, costs or other expenses allocated to the Real Property under such agreement. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as determined by Landlord, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Operating Expenses shall not include the following: (i) depreciation charges with respect to the Project, Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) legal, accounting or professional fees and costs incurred in connection with lease negotiations with prospective Project tenants or the enforcement of leases with current Project tenants, including without limitation, commissions or improvement allowances in connection with any other leases; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly, classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost of decorating, improving for tenant occupancy, acquisition of sculpture, paintings or other art objects (except as required by law or permitted pursuant to (19) above), painting or redecorating portions of the Building or Project to be demised to tenants; (ix) executive salaries; (x) advertising; (xi) real estate broker’s or other leasing commissions; (xii) voluntary contributions to any political or charitable persons or entities; (xiii) costs associated with the operation of the limited liability company or other entity which now or in the future constitutes Landlord, as distinguished from costs of operation of the Building or Project; (xiv) costs to the extent for which Landlord receives a reimbursement, recoupment, credit, discount or the like under warranties or from insurance companies, other tenants or other third parties (other than through similar Operating Expense pass-throughs in tenant or other third parties leases or occupancy agreements); (xv) unless caused by Tenant or any other Tenant Party, any cost, expense, charge, fine, penalty, assessment, liability, claims or damages related to the existence, testing for, use, generation, disposal, release, discharge, removal, remediation, transportation or storage of Hazardous Materials (as hereinafter defined) from the Building or Premises, provided that Operating Expenses may include costs in connection with the proper handling and disposal of paint, varnish, stain, solvents and other similar types of Hazardous Materials that are used in connection with the performance of work and services that are properly included within Operating Expenses; (xvi) costs of repairs or other work necessitated by fire, windstorm or other casualty to the extent covered by insurance proceeds received and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent of condemnation proceeds received (provided that Operating Expenses shall include any deductible amounts); (xvii) interest or penalties due to the late payment of taxes, utility bills or other costs (unless resulting from Tenant’s failure to timely perform any of its obligations under this Lease or as a result of Landlord contesting the interest or penalty or the underlying obligation in good faith); (xviii) costs, penalties or fines arising from Landlord’s violation of any applicable governmental rule or authority except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (xix) expenses which are separately metered or calculated for the Premises which are billed separately to Tenant separate from Operating Expense pass-throughs; and (xx) Landlord’s general overhead and any other expense not directly related to the Premises, the Building or the Project.

b.    Tax Expenses. Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of the Tax Expenses (as defined below) incurred by Landlord during each calendar year (or portion thereof) during the Lease term.

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property (including the Parking Facilities), on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of Colorado, City and County of Denver, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense.

c.    Adjustment for Occupancy Factor; Allocation of Operating Expenses and Tax Expenses. Notwithstanding any other provision herein to the contrary, in the event the Building is not fully occupied during any calendar year during the term, an adjustment shall be made by Landlord in computing Operating Expenses for such year so that the Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year. In addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

Landlord shall have the right to equitably allocate some or all of Operating Expenses among particular classes or groups of tenants in the Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups. Further, Landlord shall have the right from time to time, to equitably allocate some or all of the Operating Expenses and/or Tax Expenses among different buildings of the Project. In such event, Landlord shall reasonably determine a method of allocating such Operating Expenses and/or Tax Expenses attributable to such other buildings of the Project to the Building and Tenant shall be responsible for paying its proportionate share of such expenses.

d.    Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that, except as otherwise expressly provided herein, the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all Tax Expenses and Operating Expenses, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e.    Notice and Payment. On or before the first day of each calendar year during the term hereof, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f.    Annual Accounting. Landlord shall maintain adequate records of the Operating Expenses and Tax Expenses in accordance with standard accounting principles. Within one hundred fifty (150) days after the close of each calendar year during the Lease term, or as soon after such one hundred fifty (150) day period as practicable, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year. The statement shall be based on the results of an audit of the operations of the Building prepared for the applicable year by a nationally recognized certified public accounting firm selected by Landlord. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of estimated Additional Rent or, following the expiration or termination of this Lease, Landlord shall refund such excess to Tenant promptly upon determining the amount thereof. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Landlord’s annual statement shall be final and binding upon Landlord and Tenant unless either party, within one hundred eighty days (180) days after Tenant’s receipt thereof, shall contest or correct, as applicable, any item therein by giving written notice to the other, specifying each item contested or corrected, as applicable, and the reason therefor. Landlord and Tenant shall endeavor in good faith to resolve any issues raised by Tenant with regard to Operating Expenses and Tax Expenses covered by the annual statement and, in connection therewith, Landlord shall provide Tenant with pertinent information reasonably required for Tenant to review the contested items covered by the annual statement. Notwithstanding the foregoing, Tenant’s right to contest any portion of the annual statement shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Paragraph 7 within the time stipulated in Paragraph 7.e. above and this Paragraph 7.f. for payment (subject to any applicable grace, notice and/or cure periods) (including, without limitation, the contested amounts) and (ii) Tenant executing a non-disclosure agreement, on Landlord’s customary form, providing for Tenant to keep confidential the information delivered to Tenant and the results of any such contest or any action taken by Landlord in response thereto. Notwithstanding the foregoing, the Tax Expenses included in any such annual statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses by the taxing authority affecting the calculation of such Tax Expenses, If Landlord and Tenant are unable to resolve a disagreement with regard to items timely contested or corrected by either party pursuant to the immediately preceding paragraph within thirty (30) days following the contesting or correcting party’s initial written notice of such contest or correction to the other party, then either party may elect to have the disagreement submitted to a dispute resolution procedure mutually and reasonably agreed to by the parties, which shall be JAMS or another reputable dispute resolution group mutually agreed upon by Landlord and Tenant or a mutually agreed upon expert(s) acting independently (the “Expense Resolution Procedure”), with any expert retained in the Expense Resolution Procedure to be an accountant familiar with matters pertaining to first-class office building operations. If either party makes such election, Landlord and Tenant shall mutually and reasonably agree upon the Expense Resolution Procedure and expert(s) within thirty (30) days after such election is made and, if Landlord and Tenant have not agreed upon the Expense Resolution Procedure within such 30-day period, then the parties shall be deemed to have selected JAMS as the Expense Resolution Procedure. The decision reached through the Expense Resolution Procedure shall be binding on the parties and each party shall bear one-half of the cost of the Expense Resolution Procedure, unless costs are otherwise allocated as a part of the resolution reached in the Expense Resolution Procedure.

g.    Proration for Partial Lease Year. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Additional. Rent payable by Tenant pursuant to this Paragraph 7 applicable to the such partial calendar year shall be prorated on the basis that the number of days of such partial calendar year bears to three hundred sixty (360).

8.    Use of Premises: Compliance with Law.

a.    Use of Premises. The Premises shall be used solely for general office purposes for the business of Tenant as described in Paragraph 2.g. above and for no other use or purpose.

Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Project, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Project or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Project which will obstruct or interfere with the rights of other tenants or occupants of the Project or injure or annoy them, or use or suffer or permit the Premises to be used for any immoral or unlawful purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Project. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence causes a labor disturbance in the Building.

b.    Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Project required to effect such compliance (or, at Landlord’s election, Landlord may perform such work at Tenant’s cost). Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or other portions of the Project unless such changes are related to or affected or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below), (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), (iii) Tenant’s particular employees or employment practices, or (iv) the construction of initial improvements to the Premises, if any, The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement. Upon Landlord’s written request, Tenant shall deliver to Landlord, in form reasonably acceptable to Landlord, information relating to Tenant’s electricity consumption at the Premises or any other matter related to Tenant’s occupancy to the extent such requested information is required in order for Landlord to comply with reporting requirements imposed upon Landlord by any federal, state or local law regarding energy use or any other matter.

c.    Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Project by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities (“Common Office Chemicals”), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Project to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws, Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Project or any other property of whatever nature located on the Project to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

d.    Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

9.    Alterations and Restoration.

a.    Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in Section 4 and this Paragraph 9. If Tenant desires any Alteration, Tenant must obtain Landlord’s prior written approval of such Alteration.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations). Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the “Alteration Operations Fee”) equal to three percent (3%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s Plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease). Tenant shall also reimburse Landlord for Landlord’s expenses such as electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, fees and charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications with respect thereto and to monitor contractor compliance with Building construction requirements, and for other miscellaneous costs incurred by Landlord as result of the work.

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s requirements relating to insurance and contractor qualifications). Tenant shall deliver to Landlord, within thirty (30) days following the completion of the Alterations, a copy of as-built drawings of the. Alterations in a form acceptable to Landlord. In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) (resulting in a violation of Section 12 below) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

b.    At Landlord’s sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted. The removal of the Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

10.    Repair. By taking possession of the Premises, Tenant agrees that, to Tenant’s actual knowledge, the Premises are in good condition and repair. Tenant, at Tenant’s sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and ceilings of the Premises, those portions of the Building systems located within and exclusively serving the Premises, and improvements and Alterations) in good condition and repair. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the right to make any repairs to the Premises or Real Property at Landlord’s expense.

11.    Abandonment. Upon the expiration or earlier termination of this Lease, or if Tenant abandons, vacates or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above. Notwithstanding anything in the foregoing to the contrary, in the event Tenant abandons the Premises prior to the expiration of the term of this Lease but continues to fulfill its rent and other obligations hereunder, Landlord shall have no right to enter the Premises and remove Tenant’s property or otherwise declare Tenant to be in default hereunder.

12.    Liens. Tenant shall not permit any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real Property nor against Tenant’s interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, upon ten (10) days’ written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant.

13.    Assignment and Subletting.

a.    Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”). Any assignment or subletting without Landlord’s prior written consent shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would increase the operating costs for the Building or the burden on the Building services, or generate additional foot traffic, elevator usage or security concerns in the Building, or create an increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced, (ii) the space will be used for a school or training facility, an entertainment, sports or recreation facility, retail sales to the public (unless Tenant’s permitted use is retail sales), a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant (or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant) is a current tenant of the Building or has negotiated with Landlord within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord) to lease space in the Project; (iv) Landlord disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness; (v) Landlord determines in its reasonable discretion that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building; (vi) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings within the last sixty (60) months; (vii) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Project, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Project; (viii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; (ix) Landlord determines in its reasonable discretion that the proposed assignee may be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease or (x) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach or default by Tenant under this Lease shall’ have occurred and be continuing. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity; or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant, In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent may be withheld by Landlord it its sole and absolute discretion. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease. If Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee, it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and may not be transferred.

b.    Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees (not to exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00) with respect to any one request for consent to assignment or subletting, provided that Tenant or its transferee does not negotiate Landlord’s standard form of consent; if there is further negotiation, then the foregoing cap shall not apply), plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all direct costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of security service, janitorial and cleaning service, and rubbish removal service). However, the foregoing shall not apply to any expenses incurred by Landlord which are otherwise included in Operating Expenses or Tax Expenses, and shall apply only to excess costs incurred by Landlord specifically with respect to the assignee or sublessee taking occupancy of the subject space. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy as set forth above.

c.    Consideration to Landlord. In the event of any assignment or sublease, whether or not requiring Landlord’s consent, Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease of this Lease (not including consideration for any other assets of Tenant) and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month, in each case after deducting therefrom the actual and reasonable costs incurred by Tenant in connection with the sale or sublease, limited to brokerage commissions and reasonable attorneys’ fees (provided that such reasonable attorneys’ fees shall not exceed $2,000.00). To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration, the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c., shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease.

d.    Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the “Sublease Notice”), which Sublease Notice shall be accompanied by Tenant’s proposed assignment or sublease agreement (in which the proposed assignee or subtenant shall be named, shall be executed by Tenant and the proposed assignee or subtenant, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within thirty (30) days after receipt of Tenant’s notice) (i) in the case of any proposed sublet, to sublet from Tenant any portion of the Premises proposed by Tenant to be sublet, for the term for which such portion is proposed to be sublet, but at the lesser of the proposed sublease rent or the same rent (including Additional Rent as provided for in Paragraph 7 above) as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata square footage basis; provided, however, that if the portion of the Premises proposed by Tenant to be sublet consists of space on more than one floor of the Building, Landlord may exercise (or not exercise) its sublet option under this clause (i) separately as to the proposed sublet space on each such floor, (ii) to terminate this Lease in its entirety (in the case of any proposed assignment) or as it pertains to the portion of the Premises so proposed by Tenant to be sublet (in the case of any proposed sublet); provided, however, that if the portion of the Premises proposed by Tenant to be sublet consists of space on more than one floor of the Building, Landlord may exercise (or not exercise) its termination option under this clause (ii) separately as to the proposed sublet space on each such floor, or (iii) to approve or reasonably disapprove the proposed assignment or sublease. If Landlord exercises its option in (i) above, then Landlord may, at Landlord’s sole cost, construct improvements in the subject space and, so long as the improvements are suitable for general office purposes, Landlord shall have no obligation to restore the subject space to its original condition following the termination of the sublease (and in no event shall Tenant have any removal or restoration obligation with respect to any improvements constructed in the subject space by Landlord). If Landlord fails to exercise any such option to sublet or to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or d. herein. If Landlord exercises any option to sublet or to terminate, any costs of demising the portion of the Premises affected by such subleasing or termination shall be borne by Tenant. In addition, Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e.    Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which, in the case of a further assignment proposed by an assignee of this Lease, shall not be unreasonably withheld, subject to Landlord’s rights under the provisions of this Paragraph 13, and in the case of a subtenant’s assignment of its sublease or further subletting of its subleased premises or any portion thereof, may be withheld in Landlord’s sole and absolute discretion), (ii) the assignee or subtenant will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f.    No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

g.    Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

h.    Affiliates. Notwithstanding anything to the contrary in Paragraphs 13.a. and 13.d., but subject to Paragraphs 13.b., 13.c., 13.e., 13.f. and 11g., Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) (collectively, an “Affiliate”), provided that (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting, together with evidence that the requirements of this Paragraph 13.h. have been met, (ii) the Affiliate’s net worth is not less than Tenant’s net worth as of the date of this Lease or as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part), whichever is greater, (iii) the Affiliate has proven experience in the operation of a first-class business of a type consistent with the use of the Building as a first-class office Building, (iv) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger) and where such assignor makes sufficient reserves for contingent liabilities (including its obligations under this Lease) as required by applicable law, the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (v) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (vi) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate, (vii) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (viii) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease.

i.    Special Provisions Regarding Permitted Users. Landlord and Tenant acknowledge and agree that Tenant, Salt Blockchain Asset Management, LLC, a Delaware limited liability company (“Salt Blockchain”), and Salt Technology, Ltd., a Mauritius Corporation (“Salt Technology”) (Salt Blockchain and Salt Technology being referred to collectively as “Permitted Users”) are all Affiliates of one another, and that it is Tenant’s intention that the Permitted Users will be occupying the Premises together with Tenant. Landlord hereby consents to the use of the Premises by the Permitted Users as provided in the preceding sentence, and that such use of the Premises by the Permitted Users shall not constitute an assignment or sublease under this Lease, provided the following conditions remain satisfied (the “Conditions”): (i) the Permitted Users at all times remain Affiliates of Tenant; (ii) Tenant shall require each Permitted User to comply with the terms and provisions of this Lease, (iii) Tenant shall at all times remain liable for all of the obligations of Tenant under this Lease including without limitation, the insurance and indemnity provisions contained in this Lease; and shall be responsible for each Permitted User in the same manner, and subject to the same terms and conditions, as if such Permitted User were part of the “Tenant” under this Lease; and (iv) each Permitted User shall be considered a Tenant Party for all purposes under the Lease (as amended hereby). Tenant shall, at any time during the Term, upon Landlord’s written request, provide Landlord with evidence reasonably satisfactory to Landlord that the Conditions remain satisfied. It at any time the Conditions are no longer satisfied, the Permitted Users will no longer be permitted to occupy the Premises as provided herein.

14.    Indemnification of Landlord.

a.    Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Project from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Project, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Project, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord’s or any other of the Indemnitees’ (as defined in Paragraph 14.b. below) gross negligence or willful misconduct or resulting directly from Landlord’s default under this Lease that is not cured within any applicable notice and cure periods as provided herein.

b.    Subject to Paragraph 16 below, Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Indemnitees”) harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Project, or (b) any construction work or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused directly by the gross negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

15.    Insurance.

a.    Tenant’s Insurance: Coverage Amounts. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Five Million Dollars ($5,000,000.00) per occurrence combined single limit for bodily injury and property damage, Five Million Dollars ($5,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, Five Million Dollars ($5,000,000.00) for personal and advertising injury, with a Five Million Dollars ($5,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, provided that the foregoing coverage amounts may be provided through any combination of primary and umbrella/excess coverage policies; (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and earthquake sprinkler leakage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of Two Million Dollars ($2,000,000.00) per occurrence, combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time (but no more often than once in any 12 month period) as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant), and to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties designated by Landlord shall be included as additional insureds.

b.    Policy Form. Each insurance policy required pursuant to Paragraphs 15.a and 15.b above shall be issued by an insurance company authorized to do business in the State of Colorado and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide. Tenant shall provide Landlord with not less than thirty (30) days’ prior written notice if an insurance policy obtained by Tenant hereunder is materially changed, cancelled or will be allowed to lapse. If any of Tenant’s policies are subject to deductibles, the deductible amounts shall not exceed amounts approved in advance in writing by Landlord. The liability policies and any umbrella/excess coverage policies carried pursuant to clauses (i) and (v) of Paragraph 15.a. above shall (i) name Landlord and all Landlord Insurance Parties (hereinafter defined) as additional insureds, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The property insurance policy carried under item (ii) of Paragraph 15.a above shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. Each such insurance policy required of Tenant pursuant to this Paragraph 15, or a certificate thereof, shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least ten (10) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease. When used herein, “Landlord Insurance Parties” shall mean Landlord, any mortgagee (whose name is provided to Tenant for such purpose), Shorenstein Realty Services, L.P., Shorenstein Properties LLC, Shorenstein Company LLC, and Shorenstein Management, Inc. Landlord shall have the right to designate different Landlord Insurance Parties at any time by giving written notice to Tenant.

c.    No implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (1) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

d.    Landlord’s Insurance. During the term hereof, Landlord shall keep the Building (excluding any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term) insured through reputable insurance underwriters against perils covered by then available standard forms of “special form” (previously known as “all risk”) insurance policies, as such policies are in use from time to time for comparable first-class high-rise office buildings in the downtown Denver,. Colorado central business district (excluding, at Landlord’s option, perils such as earthquake, flood and other standard exclusions), with a deductible provision deemed commercially reasonable by Landlord, in an amount or amounts equal to not less than eighty percent (80%) of the full replacement value of the Building (excluding the land and the footings, foundations and installations below the basement level), or such greater percentage as shall be required to preclude Landlord from being deemed a coinsurer, without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine to give substantially equal or greater protection. Throughout the term hereof, Landlord shall carry commercial general liability insurance with commercially reasonable amounts and coverage.

16.    Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Project that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable), For purposes of this Paragraph 16, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15 but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Project. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17.    Utilities.

a.    Basic Services. Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) during the hours of 7:30 A.M. to 6 P.M. (“Business Hours”) Monday through Friday (except public holidays) (“Business Days”), electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes, (ii) during Business Hours on Business Days and from 8 A.M. to 12 P.M. on Saturday (except public holidays), heat and air conditioning required in Landlord’s judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (iii) unheated water for the restroom(s) in the public areas serving the Premises, (iv) elevator service to the floor(s) of the Premises by non-attended automatic elevators for general office pedestrian usage, and (v) five (5) days per week (excluding public holidays), janitorial services limited to emptying and removal of general office refuse, light vacuuming as needed and window washing as determined by Landlord. Notwithstanding the foregoing, however, Tenant may use water, heat, air conditioning, electric current, elevator and janitorial service in excess of that provided in Basic Services (“Excess Services,” which shall include without limitation any power usage other than through existing standard 110-volt AC outlets; electricity in excess of the lesser of that described in clause (i) above or clause (ii) of Paragraph 17.c. below; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property electric current and/or water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the electric current or water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey).

b.    Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s prevailing rate, of any Excess Services used by Tenant, (ii) the cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant’s consumption of utilities, (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.d. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise reasonably incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. The cost for after-Business Hours I-WAC service is currently $50.00 per hour as of the date of this Lease, and is subject to change from time to time during the term of this Lease without prior notice. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time.

c.    Utility Connections. Tenant shall not connect or use any apparatus or device in the Premises (i) using current in excess of 110 volts, or (ii) which would cause Tenant’s electrical demand load to exceed an average of two and one-half (2.5) watts per usable square foot, or (iii) which would exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

d.    Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per two hundred (200) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.c. above, or (iv) any rearrangement of partitioning or other improvements, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein “Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

e.    Interruption of Services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs for reasonable periods of time (not to exceed two (2) consecutive Business Days with respect to any planned shutdowns), for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of any applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if services and/or utilities are interrupted that materially prevent Tenant from being able to perform Tenant’s basic services for a period of greater than five (5) Business Days (unless such interruption is as a result of a casualty, in which case Paragraph 26 of this Lease shall apply), Tenant, as its sole and exclusive remedy hereunder, shall receive an abatement of Monthly Rent and Additional Rent beginning with the sixth (6th) Business Day of interruption until the services and/or utilities are restored, based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the permitted use and actually not used by Tenant as a result of such interruption, except to the extent such interruption is caused by Tenant, its employees, agents, contractors, invitees or licensees.

f.    Governmental Controls. In the event any governmental authority having jurisdiction over the Project or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Project or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Project or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Project or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever (except as provided in Paragraph 17.e. above), including, but not limited to, liability for consequential damages or loss of business by Tenant; provided, however, that in the event Landlord imposes voluntary controls, and services and/or utilities are interrupted as a result thereof that materially prevent Tenant from being able to perform Tenant’s basic services, Tenant, as its sole and exclusive remedy hereunder, shall receive an abatement of Monthly Rent and Additional Rent beginning with sixth (6th) Business Day of interruption, and otherwise in accordance with Paragraph 17.e above). Without limitation of any provision of Paragraph 8.b. above (entitled “Compliance with Law”), Tenant shall, upon Landlord’s written request, deliver to Landlord information relating to the Premises that is necessary for the Building to earn and maintain performance certifications (including, without limitation, ENERGY STAR and LEED certification), which information shall be in sufficient detail for the Building to comply with the applicable certification criteria and/or requirements, including, without limitation, those applicable to data centers and to any other particular use that is subject to special certification criteria and/or requirements.

18.  Personal Properly and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord after Tenant fails to pay such fee, charge or other governmental imposition, Tenant shall reimburse Landlord for Landlord’s payment upon demand.

19.  Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be modified or amended by Landlord from time to time (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations provided that Landlord shall use reasonable efforts to enforce the Rules and Regulations against the other tenants in the Building. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20.  Surrender; Holding Over.

a.    Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease, Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove under the provisions of this Lease and all of Tenant’s personal property (including, without limitation, all voice and data cabling) and trade fixtures, and, at Landlord’s sole election, any other improvements, whether installed by Landlord or Tenant, that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise nonstandard. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense, Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known.to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b.    Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent of one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease for the first three (3) months of any such holding over, and thereafter at a rent of two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease, If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination.

c.    Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) if Tenant fails to vacate the Premises within fifteen (15) days after Landlord gives Tenant notice that Landlord is unable to deliver the Premises to a new Tenant as a result of Tenant’s holdover, any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) if Tenant fails to vacate the Premises within fifteen (15) days after Landlord gives Tenant notice that Landlord is unable to deliver the Premises to a new Tenant as a result of Tenant’s holdover, Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

21.    Subordination and Attornment. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such 10 day period, provided that such failure by Tenant continues for five (5) Business Days after Tenant’s receipt of a second written notice from Landlord requesting such instrument. If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Real Property or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest. Landlord will use commercially reasonable efforts, at Tenant’s cost and upon written request by Tenant provided to Landlord after the Delivery Date, to obtain a Subordination, Non-Disturbance and Attornment Agreement for the benefit of Tenant from Landlord’s current lender and any future lender on such lender’s standard form.

22.    Financing Conditions. If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Project should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease and giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall, within ten (10) days after Landlord’s request, execute and deliver such agreement and modify this Lease as reasonably required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the term, increase the rent payable by Tenant under Paragraphs 5 and 7, materially increase the obligations of Tenant under this Lease or materially limit or restrict the rights of Tenant under this Lease. Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing, provided that such failure by Tenant continues for five (5) Business Days after Tenant’s receipt of a second written notice the stating the following in bold, capital letters on the first page of the notice: “MUST BE RESPONDED TO BY TENANT WITHIN FIVE (5) BUSINESS DAYS OR TENANT MAY BE SUBJECT TO SERIOUS DAMAGES.”

23.    Entry by Landlord. Landlord may, at any and all reasonable times after giving Tenant not less than twenty-four (24) hours’ prior written notice of such proposed entry (which may be given via e-mail to designated representative) for purposes other than as set forth in subpart (b) below, and except in the event of an emergency or to provide regularly-scheduled janitorial or other similar services, when no such notice shall be required, enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders, purchasers or tenants, (d) post notices of nonresponsibility, and (e) alter, improve or repair the Premises or any other portion of the Project. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the work to be performed. Except to the extent provided in Paragraph 17.e., in no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant. Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional expense. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s Secured Access Areas (as defined in Paragraph 60 below),vaults and safes. If an emergency necessitates immediate access to the Premises, no prior notice will be required and Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof

24.    Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a.    Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b.    Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c.    Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

d.    Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25.    Default and Remedies.

a.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

i.    Tenant fails to pay when due Monthly Rent, Additional Rent or any other rent due hereunder; provided, however, that with respect to the first such failure in any calendar year, such failure shall not constitute an Event of Default hereunder unless such failure shall continue for five (5) Business Days after written notice to Tenant; or

ii.    (intentionally omitted); or

iii.    Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

iv.    Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

v.    Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or

vi.    Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

vii.    The default by any guarantor of Tenant’s obligations under this Lease of any provision of such guarantor’s guaranty, or the attempted repudiation or revocation of any such guaranty or any provision thereof, or the application of items 4 or 5 of this Paragraph 25.a. with the reference to “Tenant” therein being deemed to refer instead to such guarantor; or

viii.    A default by Tenant occurs under any other lease between Tenant and Landlord or any affiliate of Landlord, and Tenant fails to cure such default within the applicable period set forth therein; or

ix.    Tenant fails to comply with any other provision of this Lease in the manner and within the time required, and such failure shall continue for thirty (30) days after written notice to Tenant (provided that if Tenant cannot comply with such provision of this Lease within such thirty (30) day period despite commercially reasonable efforts, Tenant shall be afforded such additional time period, not to exceed an additional thirty (30) days, provided that Tenant commences action within the initial thirty (30) day period and proceeds diligently thereafter to cure such failure).

b.    Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1.    Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to re-let the Premises, its re-letting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

In the alternative, Landlord may, by written notice to Tenant, terminate this Lease. If Landlord elects to terminate the Lease, the term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice.

2.    Upon Landlord’s termination in writing of Tenant’s right of possession of the Premises or Landlord’s termination in writing of this Lease, Landlord shall be entitled to recover damages from Tenant as provided under this Lease, pursuant to applicable law or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i)    The reasonable cost of recovering the Premises; plus

(ii)    The reasonable cost of removing Tenant’s Alterations, trade fixtures and improvements; plus

(iii)    All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv)    The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v)    The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi)    Subject to Paragraph 25.b.7. below, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

3.    After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

4.    During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees, agent or contractors. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

5.    Landlord may require Tenant to remove any and all Alterations from the Premises or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

6.    Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

7.    Notwithstanding anything in this Lease to the contrary, except as provided in Paragraph 20(b) and (c) and Paragraph 8(c), in no other event shall Tenant be liable for indirect, consequential, special, or punitive damages, and except as provided above, Landlord expressly waives any right or claim to or for indirect, consequential, special, or punitive damages from Tenant.

c.    Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

d.    Landlord’s Lien. Intentionally omitted.

26.  Damage or Destruction. If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, and the damage can, in Landlord’s reasonable opinion, be repaired within sixty (60) days of the damage, then Landlord shall repair the damage and this Lease shall remain in full force and effect. If the repairs cannot, in Landlord’s opinion, be made within the sixty (60)-day period, Landlord at its option exercised by written notice to Tenant within the sixty (60)-day period, shall either (a) repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures and other personal property, nor any above Building standard Alterations that were installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term) and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of above Building standard Alterations shall be constructed by Tenant in accordance with Paragraph 9 above regarding Alterations.

If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, and the damage does not result from the negligence or willful misconduct of Tenant or any other Tenant Parties, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises.

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives any existing or future law providing for termination of hiring upon destruction of the thing hired and/or providing for repairs to and of premises.

27.  Eminent Domain.

a.    If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b.    Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of any applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28.    Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance, provided the grantee or transferee has assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a, above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29.    Estoppel Certificates. At any time and from time to time, upon not less than ten (10) business days’ prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, and such failure by Tenant continues for five (5) Business Days after Tenant’s receipt of a second written notice stating the following in bold capital letters: “SECOND AND FINAL NOTICE BEFORE EVENT OF DEFAULT”, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations hereunder, (iii) not more than one month’s installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 above.

30.    Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf Tenant shall pay to Landlord, within ten (10) days of Landlord’s written demand therefor, one hundred ten percent (110%) of all sums so paid by Landlord and all necessary incidental costs incurred by Landlord in connection with the performance by Landlord of an obligation of Tenant. If such sum is not paid by Tenant within the required ten (10) day period, interest shall accrue on such sum at the Interest Rate from the end of such ten (10) day period until paid by Tenant, Further, Tenant’s failure to make such payment within such ten (10) day period shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31.    Late Charge; Late Payment. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord. Notwithstanding the foregoing, on the first occasion during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) days thereafter in which to make such payment before any late charge or interest (pursuant to Paragraph 5.c.) is assessed, but, after the first such occasion during any calendar year of the Term, such late charge shall be due and payable without such prior notice.

Following the occurrence of three instances in any twelve (12) month period of Tenant’s payment of Monthly Rent and/or Additional Rent more than ten (10) days late, Landlord may, upon written notice to Tenant and without prejudice to any other rights or remedies available to Landlord, (i) require that all remaining installments of Monthly Rent and monthly payments of Additional Rent be payable three months in advance and/or (ii) require that Tenant increase the amount of the Security Deposit (if any) by an amount equal to one (1) month’s Rent.

32.    Attorneys’ Fees: Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to default-of Tenant under this Lease, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33.    Waiver. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34.    Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, Attention: Blake Cohen (with separate copies delivered at said address to General Counsel and Amanda Darby, Esq.), or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; provided, however, that prior to the Commencement Date, notices to Tenant shall be addressed to Tenant at 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202 Attention: Blake Cohen (with separate copies delivered at said address to General Counsel and Amanda Darby, Esq.). All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35.    Notice of Surrender. At least ninety (90) days before the last day of the term hereof, Tenant shall give to Landlord a written notice of intention to surrender the Premises on that date, but neither this paragraph nor any failure by Landlord to protest the lack of such notice by Tenant shall be construed as an extension of the term or as a consent by Landlord to any holding over by Tenant.

36.    Defined Terms and Marginal Pleadings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this. Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof

37.    Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of Colorado, and the venue of any action or proceeding under this Lease shall be the City and County of Denver, Colorado.

38.    Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39.    Entire Agreement, Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein, Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40.    Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41.    Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

42.    Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43.    Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44.    No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45.    Real Estate Broker. Tenant represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Lease. Landlord represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Landlord in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Landlord’s entering into this Lease. Landlord shall be solely responsible for the payment of any commission or fee to the real estate broker(s) identified in Paragraph 2 pursuant to a separate agreement.

46.    Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Whenever Tenant requests Landlord to take any action or give any consent or approval, Tenant shall reimburse Landlord for all of Landlord’s reasonable costs incurred in reviewing the proposed action or consent (whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys’ or consultants’ fees and expenses, within ten (10) days after Landlord’s delivery to Tenant of a statement of such costs; provided, however, if such request for consent is in connection with an assignment or subletting, the provisions of Paragraph 13 shall apply, If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use,

Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47.    Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

a.    To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b.    To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Project and to create additional rentable areas through use or enclosure of common areas.

c.    If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease; provided, however, in the exercise of its rights pursuant to this Paragraph 47.c., in no event shall Tenant’s rights under this Lease be materially impaired, and if any such agreements conflict with an express obligation of Landlord under this Lease or an express right of Tenant under this Lease, the provisions of this Lease shall control.

48.    Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord’s request therefor (but not more than one time per year unless requested in connection with a sale or financing of the Property or any portion thereof), Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent audited or certified annual financial statements, and Tenant’s federal income tax returns pertaining to Tenant’s business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser. Upon Tenant’s written request, Landlord will enter into a commercially reasonable non-disclosure agreement with respect to any financial information provided to Landlord pursuant to this Paragraph 48.

49.    Substitution of Premises. Intentionally omitted.

50.    Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

51.    Signage Rights.

a.    Prohibitions. Except to the extent expressly provided in this Paragraph 51, Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or common areas of the Building or the Project or in any area of the Building, Premises or Project which is visible from the exterior of the Building or outside of the Premises or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.

b.    Interior Signage and Directories.

i.    Subject to compliance with applicable Legal Requirements, the Building signage criteria and Landlord’s prior written consent, (x) in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor which is not visible from the exterior of the Building such identification signage as Tenant shall desire and (y) in the case where Tenant occupies less than an entire floor in the Building, directional signage on the floor and signage at the entrance to the Premises shall be in accordance with the Building’s signage program with all signage to be at Tenant’s cost. All signage described in this Paragraph 52 shall be treated as Tenant’s personal property under the provisions of Paragraph 20.a. above with respect to Tenant’s obligations at the expiration or early termination of this Lease.

ii.    Tenant shall be entitled to Tenant’s proportionate share of the tenant directory board or monitor located in the main lobby of the Building. To the extent Landlord incurs a cost in adding Tenant’s names onto the directory, Tenant shall reimburse Landlord for such reasonably incurred costs.

52.    Parking.

a.    Commencing upon the Commencement Date and continuing throughout the term of this Lease, Landlord shall provide Tenant, on an unassigned, non-exclusive and unlabeled basis, twenty-six (26) parking spaces in the parking facilities which Landlord provides for the use of tenants and occupants of the Building (currently located at either 1847 California Street and/or 1820 California Street, Denver, CO) (the “Parking Facilities”). Tenant shall pay Landlord or the operator of the Parking Facilities, as directed by Landlord, for the parking spaces leased by Tenant hereunder at the rate or charge in effect from time to time for parking in the Parking Facilities, which rates, as of the date of this Lease, are $190.00 per space per month for unreserved parking and $240.00 per space per month for reserved parking, subject to adjustment from time to time by Landlord. Additional parking may be available on a month-to-month basis, subject to availability, at the same rate structure set forth above for parking in the Parking Facilities. Any additional month-to-month parking provided hereunder may be terminated by Landlord at any time upon thirty (30) days’ notice. Landlord reserves the right to relocate such parking spaces to other areas of the Parking Facilities from time to time in Landlord’s sole discretion.

b.    Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder, and shall cause each such individual to execute the standard waiver form for garage users used in the Parking Facilities. If the parking charge for a particular parking space is not paid when due, and such failure continues for ten (10) Business Days after written notice to Tenant of such failure, then in addition to any other remedies afforded Landlord under this Lease by reason of nonpayment of rent, Landlord may terminate Tenant’s rights under this Paragraph 52 as to such parking space. Further, if at any time Tenant releases to Landlord any parking space provided for in this Paragraph 52, then Tenant’s right under this Paragraph 52 to use such released parking space shall automatically forever terminate.

c.    The parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Project and users of the Parking Facilities. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the reasonable control of Landlord. Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the Parking facilities is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord or Landlord’s designee from time to time for the Parking Facilities. Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Facilities at any time, and/or to provide for nonuse, partial use or restricted use of portions thereof.

d.    The parking rights provided to Tenant pursuant to this Paragraph 52 are provided to Tenant and its permitted assignees and subtenants, and their officers, directors, and employees, and such rights may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion.

e.    Tenant’s visitors may park in the visitor parking areas on a “first-come, first-served” basis, at the rates in effect from time .to time for visitor parking. Tenant may, at Tenant’s cost, participate in the parking validation program in effect in the Building from time to time.

53.    Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

54.    Renovation of the Project and Other Improvements. Tenant acknowledges that portions of the Building, Project and/or the Other Improvements (as defined in Paragraph 47.d. above) may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. It is agreed and acknowledged that no representations respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant except as specifically set forth in this Lease. Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the “Renovation Work”) the Building, Premises, and/or the Project, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or the Project, restrict access to portions of the Project, including portions of the common areas, or perform work in the Building and/or the Project. Tenant hereby agrees that such Renovation Work and Landlord’s actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant’s business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant’s personal property or improvements, resulting from the Renovation Work or Landlord’s actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord’s actions in connection therewith. Notwithstanding anything herein to the contrary, Landlord shall use reasonable efforts to minimize any disruption to Tenant’s access to the Premises or to its normal business operations and any interruption in services shall be subject to the terms and conditions of Paragraph 17.e. and 17.f.

55.    Quiet Enjoyment. If, and so long as, Tenant pays the rent and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of Tenant to be kept, observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

56.    No Discrimination. Tenant covenants by and for itself and its successors, heirs, personal representatives and assigns and all persons claiming under or through Tenant that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or assignees of the Premises.

57.    Renewal Option.

a.    Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years, commencing upon the expiration of the initial term of the Lease, The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than fifteen (15) nor later than twelve (12) months prior to expiration of the initial term of this Lease. Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the date immediately preceding the commencement of the renewal period the Tenant originally named herein is not in occupancy of the entire Premises then demised hereunder or does not intend to continue to occupy the Premises (but intends to assign this Lease or sublet the space in whole or in part), or (ii) on the date Tenant exercises the option or on the date immediately preceding the commencement date of the renewal period Tenant is in default of any of its obligations under this Lease beyond any applicable cure period.

b.    Terms and Conditions. If Tenant exercises the renewal option, then during the renewal period all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition, and (iii) the Monthly Rent payable by Tenant for the Premises shall be the then-fair market rent for the Premises based upon the terms of this Lease, as renewed. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the renewal term. For purposes of this Paragraph 57, the term “fair market rent” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the renewal term and that would be payable in any arms length negotiations for the Premises in their then as-is condition, for the renewal term, which rental rate shall be established by reference to rental terms in leases actually executed for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in first class high-rise office buildings in the downtown Denver, Colorado central business district, in similar physical and economic condition as the Building, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate in a particular building) and taking into account then market concessions (including, but not limited to, any construction allowances and/or rent abatement) and brokerage fees. The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Paragraph 57.c. below.

c.    Appraisal. Within fifteen (15) days after the expiration of the thirty (30)-day period for the mutual agreement of Landlord and Tenant as to the fair market rent, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market rent. The brokers each shall have at least ten (10) years’ experience with leases in first-class high-rise office buildings in the downtown Denver, Colorado central business district and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within said fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market rent, and shall be instructed not to advise either party of his determination of the fair market rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market rent is set forth, the third broker shall place his determination of the fair market rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the fair market rent, the envelope containing the determination of the fair market rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market rent, the determination of the other party shall prevail and be treated as the fair market rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market rent shall be the fair market rent. If such is not the case, fair market rent shall be the rent proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of fair market rent by the third broker.

d.    Delay in Determination of Monthly Rent. If the fair market rent is not established prior to the commencement of the renewal period, then Tenant shall continue to pay as Monthly Rent and Additional Rent the sums in effect as of the last day of the initial term of the Lease and, as soon as the fair market rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period, or, if Tenant paid excess Monthly Rent during such period, Landlord shall credit such excess payments to the Monthly Rent amounts next due.

58.    Right of First Offer.

a.    First Offer Right. Subject to the provisions of this Paragraph 58, throughout the initial term of this Lease (but not during the final twelve (12) months of the term, unless the Lease term has been further extended in writing), Tenant shall have a continuing right of first offer to lease any leasable area located on the forty-first (41st) floor of the Building (the “First Offer Space”) if the First Offer Space (or any increments thereof) becomes “available for lease,” as defined below, The First Offer Space shall not be deemed “available for lease” if the tenant under an expiring lease of the First Offer Space desires to renew or extend its lease, whether pursuant to a renewal option or a new arrangement with Landlord, or if any tenant of the Building exercises an option or right of first offer to lease such space, which option or right of first offer existed as of the date of this Lease. Upon Landlord obtaining knowledge that the First Offer Space (or some portion thereof) will be available for lease, Landlord shall send Tenant a written notice (the “First Offer Notice”) which sets forth the availability date (or estimated availability date) and other economic terms on which Landlord is prepared to offer the available First Offer Space for lease (the “First Offer Space Terms”).

b.    Exercise of First Offer Right. If Tenant receives a First Offer Notice for the First Offer Space or some portion thereof and Tenant desires to lease the First Offer Space which is the subject to the First Offer Notice on the First Offer Space Terms, Tenant shall so notify Landlord in writing (“Tenant’s Exercise Notice”) within five (5) Business Days after Landlord’s delivery of the First Offer Notice. (Tenant must lease the entire First Offer Space that is the subject of the First Offer Notice and may not lease only a portion thereof) If Tenant does not deliver a Tenant’s Exercise Notice within the required five (5) Business Day period, then Tenant will be deemed to have waived its right of first offer with respect to the First Offer Space that was the subject of the First Offer Notice to a third party on any terms Landlord desires.

c.    Terms and Conditions. If Tenant timely exercises its right to lease the First Offer Space, Landlord and Tenant shall promptly enter into an amendment of this Lease adding the First Offer Space to the Premises on all the terms and conditions set forth in this Lease as to the Premises originally demised hereunder, as modified by the First Offer Terms. If Tenant exercises the right of first offer granted herein, Landlord does not guarantee that the First Offer Space will be available on the stated availability date for the lease thereof, if the then existing occupants of the First Offer Space shall hold-over, or for any other reason beyond Landlord’s reasonable control, but Landlord shall deliver the First Offer Space to Tenant as soon as commercially reasonably possible after the stated availability date.

d.    Limitation on Tenant’s Right of First Offer. Notwithstanding the foregoing, if (i) on the date of exercise of the right of first offer, or the date immediately preceding the date the Lease term for the First Offer Space is to commence, there exists an outstanding breach of the Lease by Tenant (or, if the breach is subject to a notice and cure period which has not yet lapsed, Tenant fails to cure the breach on or before the last day of the subject cure period), or (ii) on the date immediately preceding the date the Lease term for the First Offer Space is to commence, Tenant named herein (a) is not in occupancy of the entire Premises then leased hereunder or (b) does not intend to continue to occupy the entire Premises then leased hereunder, together with the entire First Offer Space, then, at Landlord’s option, the exercise of the right of first offer shall be null and void. Notwithstanding anything to the contrary in this Paragraph 58, Tenant’s right of first offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof. This right of first offer is personal to the Tenant named herein and may not be assigned or otherwise transferred.

59.    Temporary Space. Commencing on the next Business Day following the date of mutual execution and delivery of this Lease and continuing until the thirtieth (30) day following the Commencement Date (the “Temporary Space Term”), Tenant shall have the right to occupy and use certain space consisting of approximately 22,000 RSF located on the 32nd floor of the Building (the “Temporary Space”) for the temporary relocation of Tenant’s personnel and personal property while Tenant is constructing the Initial Alterations. The Temporary Space will be furnished in its then existing “as is” condition except that it will be delivered in Base Building Condition. Except as expressly provided to the contrary in this Paragraph 59, Tenant’s use and occupancy of the Temporary Space during the Temporary Space Term shall be subject to all terms and conditions of this Lease (including all insurance and indemnity obligations) as if it were part of the “Premises” hereunder, except that: (a) Tenant shall take the Temporary Space in its “as is, where is” condition, with no representations being made by Landlord with respect thereto; (b) Tenant will be permitted, at Tenant’s sole cost and expense, to demolish certain walls within the Temporary Premises (the “Demolition Work”), subject to Landlord’s prior written approval and provided that Tenant otherwise complies with the provisions of this Lease, including without limitation, Paragraph 9, with respect to such Demolition Work; and (c) provided that no Event of Default occurs hereunder, Tenant shall be permitted to utilize the Temporary Space during the Temporary Space Term without payment of Monthly Rent or Additional Rent therefor. Upon the expiration of the Temporary Space Term, Tenant shall vacate the Temporary Space and surrender possession to Landlord in substantially the same condition as delivered to Tenant (normal wear and tear and any Demolishing Work performed in accordance with the terms of this Paragraph 59 excepted). If Tenant fails to vacate the Temporary Space at the end of the Temporary Space Term, then in addition to any other remedies that Landlord may have hereunder as a result of such holding over, Tenant shall pay a monthly “gross” rent (which shall include Monthly Rent and Additional Rent) in the amount of $69,923,33 (based on $38.14/RSF/annum) (the “Temporary Space Rent”), which Temporary Space Rent shall be payable in the same manner as Monthly Rent is payable hereunder.

60.    Tenant’s Security; Secured Access Areas. Tenant shall have the right to install its own security system within the Premises, at no cost to Landlord, to control access to the Premises, and in such regard, Tenant may install card readers as mutually agreed by Landlord and Tenant; provided, however, that Tenant’s security system shall interface and be compatible with all aspects of Landlord’s security and life safety systems. Further, Tenant’s security system shall permit entrance to the Premises by use of cards or pass keys controlled by Landlord or its employees, contractors or service personnel for the purpose of performing Landlord’s janitorial services and Building maintenance. Tenant shall also be allowed to have an armed guard if desired by Tenant, during the term of this Lease (the “Armed Guard(s)”), provided that: (a) Tenant shall have no more than two(2) Armed Guards on duty at any given time; (b) the Armed Guards must be retained either through a reputable security service reasonably approved by Landlord or be an off-duty police officer in uniform; (c) the Armed Guard(s) must stay within the Premises while on duty and will not be permitted to patrol outside the Premises and Landlord shall have reasonable approval rights as to the location(s) where the Armed Guard(s) are stationed within the Premises, so as to minimize disruption to Landlord’s provision of services to the Premises and/or any other operations in the Building; (d) the Armed Guard(s) (and, if applicable, the security service) shall maintain all required licenses and permits, comply with all applicable laws in connection with performing his or her duties in the Premises, shall be bonded, and shall carry such other insurance as Landlord may reasonably require; (e) Tenant shall carry such additional insurance as Landlord may reasonably require related to the presence at and activities of the Armed Guard(s) at and around the Building, which additional insurance shall comply at all times with the provisions of Paragraph 15 hereof; (f) Tenant shall utilize the Armed Guard(s) at Tenant’s sole risk, and shall indemnify Landlord and the Indemnitees from any Claims arising out of the presence of the Armed Guard(s) at the Premises and/or any acts or omissions of the Armed Guard(s), regardless of the reason or cause of such Claims; and (g) any Armed Guard(s) shall at all times maintain a business professional appearance reasonably satisfactory to Landlord. Tenant shall have the right to designate certain areas located entirely within the Premises as secured access areas (each a “Secured Access Area”). Once any such Secured Access Area has been disclosed to Landlord in writing (which disclosure shall identify the Secured Access Area with particularity, via a space plan or similar), then thereafter, except in the event of an emergency or other extraordinary circumstance (in which case Landlord may enter the Secured Access Area using means necessary and reasonable under the circumstances), no agent or employee of Landlord shall enter any Secured Access Area without reasonable advance written notice (which may be given via e-mail to a representative of Tenant designated to received notices regarding Landlord’s access) to Tenant and unless accompanied by a representative of Tenant (who Tenant shall make available promptly following Landlord’s written or telephone request) during normal business hours of business days. Landlord shall not be required to provide janitorial or other services to the Secured Access Areas which services require Landlord’s employees or agents to have access to such Secured Access Areas.

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THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.